Contact:	Paul Coghlan	5:00 EDT
	Vice President, Finance	Tuesday, January 15, 2008
	(408) 432-1900	NATIONAL DISTRIBUTION

LINEAR TECHNOLOGY REPORTS QUARTERLY AND YEAR OVER YEAR INCREASES IN REVENUES AND EARNINGS PER SHARE AND INCREASES IT’S QUARTERLY CASH DIVIDEND FROM $0.18 TO $0.21 PER SHARE.

Milpitas, California, January 15, 2008, Linear Technology Corporation (NASDAQ-LLTC), a leading, independent manufacturer of high performance linear integrated circuits, today reported financial results for the quarter ended December 30, 2007.  Revenue for the second quarter of fiscal year 2008 increased 2.6% to $288.7 million over the previous quarter’s revenue of $281.5 million and increased 7.8% or $20.9 million over $267.8 million in the second quarter of fiscal year 2007.  Diluted earnings per share (“EPS”) of $0.41 increased $0.01 per share over the first quarter of fiscal year 2008 and increased $0.07 per share over the second quarter of fiscal year 2007.  Second quarter Generally Accepted Accounting Principles (“GAAP”) net income of $93.8 million increased $2.3 million or 2.5% from $91.5 million reported in the first quarter of fiscal year 2008. Net income decreased $11.3 million or 10.7% from $105.0 million in the second quarter of last fiscal year primarily due to the increase in net interest expense as a result of the Company’s issuance of convertible debt during fiscal year 2007. During the December quarter the Company’s cash and short-term investments balance increased $54.5 million net of spending $32.1 million to purchase 1.0 million shares of its common stock.

The Company also increased its dividend from $0.18 per share to $0.21 per share for the quarter.  This cash dividend will be paid on February 27, 2008 to stockholders of record on February 15, 2008.

Non-GAAP diluted EPS for the second quarter of fiscal year 2008 was $0.46 per share, a $0.01 per share increase over the first quarter of fiscal year 2008 and a $0.07 per share increase over the second quarter of fiscal year 2007.  Second quarter non-GAAP net income of $104.0 million increased $2.6 million over $101.4 million in the first quarter and decreased $13.8 million from the second quarter of fiscal year 2007.  The Company’s non-GAAP measures set forth above exclude charges related to stock-based compensation.  The Company’s management uses non-GAAP net income and non-GAAP net income per diluted share to evaluate the Company’s current operating results and financial results and to compare them against historical financial results.  Reconciliations of reported net income and reported net income per diluted share to non-GAAP net income and non-GAAP net income per diluted share, respectively, are included at the end of this press release.

According to Lothar Maier, CEO, “The Company grew revenues sequentially 2.6% in the December quarter. This marks the third consecutive quarter that the Company has sequentially grown revenues.  In the same time period the Company has grown EPS faster than revenues.  We are pleased with the Company’s results as we have grown revenues, sustained our margins, lowered our outstanding shares by 25%, grown EPS and increased our quarterly dividend by 17%.

Looking ahead, given the concerns about economic difficulties particularly in the USA, March is a challenging quarter to forecast. From a Linear specific point of view, March should be a good growth quarter. We had a positive book to bill ratio in the December quarter and we would expect the March quarter to have strength in the industrial and communication end markets to more than offset the normal seasonal softness in the consumer end market. However, the overriding general economic conditions merit concern. Consequently, we presently estimate that revenues and earnings will grow 1% to 5% sequentially from the December quarter.”

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements.  In particular, the statements regarding the demand for our products, our customers’ ordering patterns and the anticipated trends in our sales and profits are forward-looking statements.  The forward-looking statements are dependent on certain risks and uncertainties, including such factors, among others, as the timing, volume and pricing of new orders received and shipped, the timely introduction of new processes and products, general conditions in the world economy and financial markets and other factors described in our 10-K for the fiscal year ended July 1, 2007.

Company officials will be discussing these results in greater detail in a conference call tomorrow, Wednesday, January 16, 2008 at 8:30 a.m. Pacific Coast Time.   Those investors wishing to listen in may call (877) 681-3377 before 8:15 a.m. to be included in the audience.   There will be a live webcast of this conference call that can be accessed through www.linear.com or www.streetevents.com.  A replay of the conference call will be available from January 16, 2008 through January 22, 2008

You may access the archive by calling (719) 457-0820 and entering reservation #6421148.  An archive of the webcast will also be available at www.linear.com and www.streetevents.com as of January 16, 2008 until the second quarter earnings release next year.

Linear Technology Corporation, a manufacturer of high performance linear integrated circuits, was founded in 1981, became a public company in 1986 and joined the S&P 500 index of major public companies in 2000.  Linear Technology products include high performance amplifiers, comparators, voltage references, monolithic filters, linear regulators, DC-DC converters, battery chargers, data converters, communications interface circuits, RF signal conditioning circuits, uModuleTM products, and many other analog functions.  Applications for Linear Technology’s high performance circuits include telecommunications, cellular telephones, networking products such as optical switches, notebook and desktop computers, computer peripherals, video/multimedia, industrial instrumentation, security monitoring devices, high-end consumer products such as digital cameras and MP3 players, complex medical devices, automotive electronics, factory automation, process control, and military and space systems.  For more information, visit www.linear.com.

For further information contact Paul Coghlan at Linear Technology Corporation, 1630 McCarthy Blvd., Milpitas, California   95035-7417, (408) 432-1900.

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
GAAP (unaudited)

	Three Months Ended			Six Months Ended
	Dec. 30,	Sep. 30,	Dec. 31,	Dec. 30,	Dec. 31,
	2007	2007	2006	2007	2006
Revenues	$288,720	$281,488	$267,854	$570,208	$559,970
Cost of sales (1)	66,212	64,061	59,313	130,273	123,640
Gross profit	222,508	217,427	208,541	439,935	436,330

Expenses:
Research & development (1)	47,799	47,780	44,961	95,579	91,480
Selling, general & administrative (1)	33,557	32,781	33,597	66,338	68,022
	81,356	80,561	78,558	161,917	159,502
Operating income	141,152	136,866	129,983	278,018	276,828
Interest expense	(14,474)	(14,462)	(433)	(28,936)	(876)
Interest income	7,258	6,434	16,300	13,692	32,780

Income before Income taxes	133,936	128,838	145,850	262,774	308,732
Provision for Income taxes	40,181	37,363	40,838	77,544	91,331

Net income	$93,755	$91,475	$105,012	$185,230	$217,401

Earnings per share:
Basic	$0.42	$0.41	$0.35	$0.83	$0.72
Diluted	$0.41	$0.40	$0.34	$0.81	$0.71

Shares used in the calculation of earnings per share:
Basic	223,494	224,093	299,724	223,137	300,385
Diluted	227,119	229,230	304,959	227,687	305,774

(1) Includes stock-based compensation charges as follows:

Cost of sales	$1,972	$1,897	$2,840	$3,869	$5,602
Research & development	8,182	7,747	9,281	15,929	18,183
Sales, general & administrative	4,528	4,300	5,640	8,828	11,062

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)

	Dec. 30,	July 1,
	2007	2007
	(unaudited)	(audited)
ASSETS:
Current assets:
Cash, cash equivalent and short-term investments	$806,633	$633,307

Accounts receivable, net of allowance for doubtful
accounts of $1,765 ($1,775 at July 1, 2007)	150,015	130,546

Inventories	52,486	51,075

Deferred tax assets and other current assets	51,712	46,176
Total current assets	1,060,846	861,104

Property, plant & equipment, net	256,875	266,600

Other noncurrent assets	92,059	91,153
Total assets	$1,409,780	$1,218,857

LIABILITIES & STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$12,263	$11,161

Accrued income taxes, payroll & other accrued liabilities	97,869	128,762

Deferred income on shipments to distributors	38,283	39,946
Total current liabilities	148,415	179,869

Convertible senior notes	1,700,000	1,700,000

Deferred tax and other long-term liabilities	125,727	46,953

Stockholders’ equity:
Common stock	978,963	902,135

Accumulated deficit	(1,545,293)	(1,609,453)

Accumulated other comprehensive income	1,968	(647)
Total stockholders’ deficit	(564,362)	(707,965)
	$1,409,780	$1,218,857

LINEAR TECHNOLOGY CORPORATION
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME
(In thousands, except per share amounts)

	Three Months Ended					Six Months Ended
	Dec. 30,		Sep. 30,	Dec. 31,		Dec. 30,		Dec. 31,
	2007		2007	2006		2007		2006

Reported net income
(GAAP basis)	$ 93,755		$ 91,475	$ 105,012		$ 185,230		$ 217,401

Stock-based compensation (1)	14,682		13,944	17,761		28,626		34,847

Income tax effect of
non-GAAP adjustments	(4,405)		(4,044)	(4,973)		(8,447)		(10,308)

Non-GAAP net income	$ 104,032		$ 101,375	$ 117,800		$ 205,409		$ 241,940

Non-GAAP earnings per share excluding the effects of stock-based compensation:
Basic	$ 0.47		$ 0.45	$ 0.39		$ 0.92		$ 0.81
Diluted	$ 0.46		$ 0.45	$ 0.39		$ 0.91		$ 0.80

Shares used in the calculation of Non-GAAP earnings per share:
Basic	223,494		224,093	299,724		223,137		300,385
Diluted	225,647	(2)	227,591	(2) 303,005	(2)	226,075	(3)	303,845	(3)

1)	Linear began expensing stock options in the first quarter of fiscal year 2006.

2)
Excludes 1,472, 1,639 and 1,954 shares for the three months ended December 30, 2007, September 30, 2007 and December 31, 2006, respectively, to conform diluted outstanding shares calculated under FAS123R to diluted shares calculated under prior accounting standards.

3)
Excludes 1,612 and 1,929 shares for the six months ended December 30, 2007 and December 31, 2006, respectively, to conform diluted outstanding shares calculated under FAS123R to diluted shares calculated under prior accounting standards.

The Company’s non-GAAP measures set forth above exclude charges related to stock-based compensation.  The Company’s management uses non-GAAP net income and non-GAAP net income per diluted share to evaluate the Company’s current operating results and financial results and to compare them against historical financial results.  The Company excludes stock-based compensation expenses and the related tax effects primarily because they are significant non-cash expense estimates which management separates for consideration when evaluating and managing business operations.

In addition, the Company believes that providing investors with these non-GAAP measurements enhances their ability to compare the Company’s business against that of its many competitors who employ and disclose similar non-GAAP measures.  This financial measure may be different from non-GAAP methods of accounting and reporting used by the Company’s competitors to the extent their non-GAAP measures include other items.  The presentation of this additional information should not be considered a substitute for net income or net income per diluted share prepared in accordance with GAAP.